CERTIFICATE OF DESIGNATIONS, NUMBER, VOTING POWER,
PREFERENCES AND RIGHTS
OF
SERIES B CONVERTIBLE REDEEMABLE PREFERRED STOCK OF
WOUND MANAGEMENT TECHNOLOGIES, INC.

___________________

Pursuant to Section 21.155 of the
Texas Business Organizations Code
___________________

Wound Management Technologies, Inc. (the “Company”), a corporation organized and existing under the Texas Business Organizations Code (the “Code”),

DOES HEREBY CERTIFY:

A.           That, pursuant to the authority expressly vested in the Board of Directors of the Company (the “Board of Directors”) by Article Four of the Articles of Incorporation of the Company, as amended (the “Articles of Incorporation”), the Board of Directors duly adopted by all necessary action by written consent dated as of June 23, 2010, a resolution providing for the creation of a series of preferred stock, par value $10.00 per share, consisting of 7,500 shares, which resolution is as follows:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by the provisions of Article Four of the Articles of Incorporation, the Board of Directors hereby creates a series of preferred stock, par value $10.00 per share, of the Company, and hereby fixes the designations, powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, of the shares of such series, in addition to those set forth in the Articles of Incorporation, as set forth in the Certificate of Designations, Number, Voting Power, Preferences and Rights attached hereto (the “Series B Certificate”) designating 7,500 shares of the Preferred Stock as Series B Convertible Redeemable Preferred Stock (the “Series B Preferred Stock”) and setting forth the designations, rights, and preferences of the Series B Preferred Stock, including provisions for the conversion of shares of Series B Preferred Stock into shares of the Company’s Common Stock, par value $0.001 per share.

B.           That the designations, powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, of the shares of Series B Preferred Stock are as follows:

(1) Designation and Amount.  The shares of such series shall be designated “Series B Convertible Redeemable Preferred Stock” (the “Series B Preferred Stock”) and the number of shares constituting such series shall be 7,500.

(2) Dividends.

(a) Dividends.  The holders of the Series B Preferred Stock shall be entitled to receive dividends (“Dividends”) payable on the Stated Value (as defined below) of such Series B Preferred Stock at the Dividend Rate (as defined below), from (a) the Issuance Date (as defined below) with respect to the Series B Preferred Stock issued on the Initial Issuance Date, and be due and payable beginning on September 30, 2010 (the “First Dividend Date”) and Quarterly (as defined below) after the First Dividend Date and (b) the Issuance Date (as defined below) with respect to any Series B Preferred Stock issued after the Initial Issuance Date, and be due and payable Quarterly immediately following the applicable Issuance Date (each, including the First Dividend Date, a “Dividend Date”). If a Dividend Date is not a Business Day (as defined below), then the Dividend shall be due and payable on the Business Day immediately following such Dividend Date. The form of dividend payments to each holder of the Series B Preferred Stock shall be made in cash.

(3) Conversion of Series B Preferred Stock.  Series B Preferred Stock shall be convertible into shares of Common Stock on the terms and conditions set forth in this Section 3.

(a) Certain Defined Terms.  For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(i) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of Dallas, Texas are authorized or required by law to remain closed.

(ii) “Common Stock” means the common stock of the Company, par value $0.001 per share.

(iii) “Conversion Price” means, with respect to the Series B Preferred Stock, as of any Conversion Date or other date of determination, $1.00 per share and which price shall be subject to adjustment as provided herein.

(iv) “Dividend Rate” means prior to and including the second anniversary of the Initial Issuance Date, 10.00% per annum.

(v) “Initial Issuance Date” means the first date of issuance of any of the Series B Preferred Stock.

(vi) “Issuance Date” means, with respect to each share of Series B Preferred Stock, the date of issuance of the applicable share of Series B Preferred Stock.

(vii) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(viii) “Quarterly” means each of the following periods: (1) the period beginning on and including January 1 and ending on and including March 31; (2) the period beginning on and including April 1 and ending and including June 30; (3) the period beginning on and including July 1 and ending on and including September 30; and (4) the period beginning on and including October 1 and ending on and including December 31.

(ix) “Stated Value” means $1,000.00

(x) “Subscription Agreement” means a subscription agreement between the Company and a Subscriber (as defined therein) in which the Subscriber purchases Series B Preferred Stock.

(b) Holder’s Optional Conversion Right.

(i) At any time or times on or after the Issuance Date, any holder of Series B Preferred Stock shall be entitled to convert any whole or fractional number of Series B Preferred Stock into fully paid and nonassessable shares of Common Stock in accordance with Section 2(d) at the Conversion Rate (as defined below).

(ii) The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.

(c) Conversion.  The number of shares of Common Stock issuable upon conversion of each Series B Preferred Stock pursuant to Section 2(b) shall be determined according to the following formula (the “Conversion Rate”):

Stated Value Conversion Price

(d) Mechanics of Conversion.  The conversion of Series B Preferred Stock shall be conducted in the following manner:

(i) Holder’s Delivery Requirements.  To convert Series B Preferred Stock into shares of Common Stock on any date (the “Conversion Date”), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City Time, on such date, a copy of a properly completed notice of conversion executed by the registered holder of the Series B Preferred Stock subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and the Company’s designated transfer agent (the “Transfer Agent”) and (B) if required by Section 2(d)(vii), surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Series B Preferred Stock being converted (the “Preferred Stock Certificates”).

(ii) Company’s Response.  Upon receipt by the Company of a copy of a Conversion Notice, the Company shall (I) as soon as practicable send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (II) on or before the tenth (10th) Business Day following the date of receipt by the Company of such Conversion Notice, (A) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled, or (B) provided the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, upon the request of the holder, credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system. If the number of Series B Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion, as may be required pursuant to Section 2(d)(vii), is greater than the number of Series B Preferred Stock being converted, then the Company shall, as soon as practicable and in no event later than ten (10) Business Days after receipt of the Preferred Stock Certificate(s) and at its own expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of Series B Preferred Stock not converted.

(iii) Dispute Resolution.  In the case of a dispute as to the determination of the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed arithmetic calculations to the holder via facsimile within two (2) Business Days of receipt of such holder’s Conversion Notice or other date of determination. If such holder and the Company are unable to agree upon the determination of the arithmetic calculation of the Conversion Rate within two (2) Business Days of such disputed arithmetic calculation being transmitted to the holder, then the Company shall within one (1) Business Day submit via facsimile the disputed arithmetic calculation of the Conversion Rate to the Company’s independent, outside accountant. The Company shall cause, at the Company’s expense, the accountant to perform the calculations and notify the Company and the holders of the results no later than two (2) Business Days from the time it receives the disputed calculations. Such accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent error.

(iv) Record Holder.  The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Series B Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(v) Pro Rata Conversion.  In the event the Company receives a Conversion Notice from more than one holder of Series B Preferred Stock for the same Conversion Date and the Company can convert some, but not all, of such Series B Preferred Stock, the Company shall convert from each holder of Series B Preferred Stock electing to have Series B Preferred Stock converted at such time a pro rata amount of such holder’s Series B Preferred Stock submitted for conversion based on the number of Series B Preferred Stock submitted for conversion on such date by such holder relative to the number of Series B Preferred Stock submitted for conversion on such date.

(vi) Redemption by the Company.  At any time the Company may elect to redeem all or a portion of the outstanding Series B Preferred Stock (an “Optional Redemption”) for an amount in cash per share of Series B Preferred Stock equal to $2,000.00 (the “Redemption Price”). If the Company elects to conduct an Optional Redemption it shall deliver written notice to each holder of outstanding Series B Preferred Stock that will be redeemed (a “Optional Redemption Notice”), which shall state (x) the number of Series B Preferred Stock the Company has elected to redeem and (y) the date upon which the Optional Redemption shall occur (the “Optional Redemption Date”), which shall not be less than 20 days after the date of the Optional Redemption Notice.  If the Company elects an Optional Redemption, then on the specified date the Company shall pay to each holder of Series B Preferred Stock with respect to which the Company has elected an Optional Redemption by wire transfer of immediately available funds to an account designated in writing by such holder an amount per Series B Preferred Stock selected for redemption equal to the Redemption Price.  Each holder shall have the right to convert the holder’s Series B Preferred Stock prior to the Optional Redemption Date in accordance with the provisions herein.

(vii) Book-Entry.  Unless otherwise specifically required herein, upon conversion of Series B Preferred Stock in accordance with the terms hereof, the holder thereof shall not be required to physically surrender the certificate representing the Series B Preferred Stock to the Company unless the full or remaining number of Series B Preferred Stock represented by the certificate are being converted. The holder and the Company shall maintain records showing the number of Series B Preferred Stock so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the holder and the Company, so as not to require physical surrender of the certificate representing the Series B Preferred Stock upon each such conversion. In the event of any dispute or discrepancy, such records of the Company establishing the number of Series B Preferred Stock to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Series B Preferred Stock represented by a certificate are converted as aforesaid, the holder may not transfer the certificate representing the Series B Preferred Stock unless the holder first physically surrenders the certificate representing the Series B Preferred Stock to the Company, whereupon the Company will forthwith issue and deliver upon the order of the holder a new certificate of like tenor, registered as the holder may request, representing in the aggregate the remaining number of Series B Preferred Stock represented by such certificate. The holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Series B Preferred Stock, the number of Series B Preferred Stock represented by such certificate may be less than the number of Series B Preferred Stock stated on the face thereof. Each certificate for Series B Preferred Stock shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY’S CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 2(d)(vii) THEREOF. THE NUMBER OF PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 2(d)(vii) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

(e) Taxes.  The Company shall pay any and all documentary, stamp, transfer (but only in respect of the registered holder thereof) and other similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Series B Preferred Stock.

(f) Adjustments to Conversion Price.  The Conversion Price will be subject to adjustment from time to time as provided in this Section 2(f).

(i) Adjustment of Standard Conversion Price Upon Subdivision or Combination of Common Stock.  If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(ii) Other Events. If any event occurs of the type contemplated by the provisions of this Section 2(f) but not expressly provided for by such provisions, then the Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of the Series B Preferred Stock; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 2(f).

(iii) Notices.

(A) Promptly upon any adjustment of the Conversion Price pursuant to this Section 2(f), the Company will give written notice thereof to each holder of Series B Preferred Stock, setting forth in reasonable detail, and certifying, the calculation of such adjustment. In the case of a dispute as to the determination of such adjustment, then such dispute shall be resolved in accordance with the procedures set forth in Section 2(d)(iii).

(B) The Company will give written notice to each holder of Series B Preferred Stock at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock and (II) for determining rights to vote with respect to any Organic Change (as defined in Section 4(a)), dissolution or liquidation, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

(C) The Company will also give written notice to each holder of Series B Preferred Stock at least ten (10) Business Days prior to the date on which any Organic Change, dissolution or liquidation will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

(4) Other Rights of Holders.  Reorganization, Reclassification, Consolidation, Merger or Sale.  Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as “Organic Change.” Prior to the consummation of any (i) sale of all or substantially all of the Company’s assets to an acquiring Person or (ii) other Organic Change following which the Company is not a surviving entity, the Company will secure from the Person purchasing such assets or the successor, or, if applicable, the parent of the successor, resulting from such Organic Change (in each case, the “Acquiring Entity”) a written agreement to deliver to each holder of Series B Preferred Stock in exchange for such shares, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to the Series B Preferred Stock, including, without limitation, having a stated value and liquidation preference equal to the Stated Value and the liquidation preference of the Series B Preferred Stock held by such holder. Prior to the consummation of any other Organic Change, the Company shall make appropriate provision to insure that each of the holders of the Series B Preferred Stock will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Series B Preferred Stock such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such holder’s Series B Preferred Stock as of the date of such Organic Change (without taking into account any limitations or restrictions on the convertibility of the Series B Preferred Stock).

(5) Reservation of Shares.  The Company shall, so long as any of the Series B Preferred Stock are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversions of the Series B Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series B Preferred Stock then outstanding. The initial number of shares of Common Stock reserved for conversions of the Series B Preferred Stock and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Series B Preferred Stock based on the number of Series B Preferred Stock held by each holder at the time of issuance of the Series B Preferred Stock or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder’s Series B Preferred Stock, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Series B Preferred Stock shall be allocated to the remaining holders of Series B Preferred Stock, pro rata based on the number of Series B Preferred Stock then held by such holders.

(6) Voting Rights.  Unless otherwise specifically required by the Code or this Agreement, the holders of Series B Preferred Stock shall vote on as as-converted basis and shall vote together with the holders of Common Stock and all other securities of the Company which vote together with the holders of Common Stock as a single group.

(7) Liquidation, Dissolution Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series B Preferred Stock shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its shareholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Series B Preferred Stock in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Series B Preferred Stock equal to the Stated Value plus unpaid Dividends; provided that, if the Liquidation Funds are insufficient to pay the full amount due to the holders of Series B Preferred Stock and holders of shares of other classes or series of preferred stock of the Company that are of senior or equal rank with the Series B Preferred Stock as to payments of Liquidation Funds (the “Senior and Pari Passu Shares”), then each holder of Series B Preferred Stock and Senior and Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Liquidation Funds payable to all holders of Series B Preferred Stock and Senior and Pari Passu Shares. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.

(8) Preferred Rank.  All shares of Common Stock and any other equity securities of the Company, other than any securities of the Company designated by the Company as ranking senior or pari passu with the Series B Preferred Stock, shall be of junior rank to all Series B Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock and other equity securities of the Company shall be subject to the preferences and relative rights of the Series B Preferred Stock.  In the event of the merger or consolidation of the Company with or into another company, the Series B Preferred Stock shall maintain their relative powers, designations and preferences provided for herein and no merger shall result which is inconsistent therewith.

(9) Vote to Change the Terms of or Issue Series B Preferred Stock.  The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the holders of not less than a majority of the shares of Series B Preferred Stock then outstanding shall be required for (a) any change to this Certificate of Designations or the Company’s Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series B Preferred Stock, whether by merger, consolidation or otherwise, and (b) the issuance of Series B Preferred Stock other than pursuant to a Subscription Agreement.

(10) Lost or Stolen Certificates.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Certificate representing shares of Series B Preferred Stock, and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of such certificate, the Company shall execute and deliver a new certificate of like tenor and date; provided, however, the Company shall not be obligated to re-issue a certificate if the holder contemporaneously requests the Company to convert such shares of Series B Preferred Stock into shares of Common Stock.

(11) Remedies Characterizations.  The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each holder of Series B Preferred Stock that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series B Preferred Stock and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series B Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(12) Construction.  This Certificate of Designations shall be deemed to be jointly drafted by the Company and all holders of Series B Preferred Stock and shall not be construed against any Person as the drafter hereof.

(13) Failure or Indulgence Not Waiver.  No failure or delay on the part of a holder of Series B Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(14) Notice.  Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with the applicable Subscription Agreement (provided that if the Series B Preferred Stock are not held by a Subscriber (as defined in the applicable Subscription Agreement) then substituting the words “holder of Securities” for the word “Subscriber”).

(15) Transfer of Series B Preferred Stock.  A holder of shares of Series B Preferred Stock may assign some or all of such shares only in accordance with the terms of the applicable Subscription Agreement.

(16) Series B Preferred Stock Register.  The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the holders of Series B Preferred Stock), a register for the Series B Preferred Stock, in which the Company shall record the name and address of the persons in whose name shares of Series B Preferred Stock have been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any shares of Series B Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed on behalf of the Company by its Chief Executive Officer on this 24th day of June, 2010.

/s/ Scott A. Haire
Scott A. Haire
Chief Executive Office

EXHIBIT I

WOUND MANAGEMENT TECHNOLOGIES, INC. CONVERSION NOTICE

Reference is made to the Certificate of Designation of Rights and Preferences of Series B Convertible Redeemable Preferred Stock of Wound Management Technologies, Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series B Convertible Redeemable Preferred Stock, par value $10.00 per share (the “Series B Preferred Stock”), of Wound Management Technologies, Inc., a Texas company (the “Company”), indicated below into shares of Common Stock, $0.001 par value per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:

Number of shares of Series B Preferred Stock to be converted:

Stock certificate no(s). of Series B Preferred Stock to be converted:

Tax ID Number (If applicable):

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Series B Preferred Stock are being converted in the following name and to the following address:

Issue to:

Address:

Telephone Number:

Facsimile Number:

Authorization:

By:

Title:

Dated:

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

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[NOTE TO HOLDER - THIS FORM MUST BE SENT CONCURRENTLY TO TRANSFER AGENT]

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs ___________________ to issue the above indicated number of shares of Common Stock.

WOUND MANAGEMENT TECHNOLOGIES, INC. By: ______________________________ Name: ____________________________ Title: _____________________________

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